                                                                    Exhibit 99.1

Press Release

EVERLAST WORLDWIDE INC. ANNOUNCES FILING OF REGISTRATION STATEMENT
Thursday March 22, 5:21 pm ET

NEW YORK--Everlast(R) Worldwide Inc. (Nasdaq: EVST) announced today that it filed a registration statement with the Securities and Exchange Commission for a proposed underwritten public offering of $33 million of common stock offered by the company, as well as additional shares to be offered by certain selling stockholders. In addition, the underwriters have been granted a 30-day option to purchase up to an additional $4.95 million of common stock from the company to cover over-allotments, if any. The proceeds to the company from the offering will be used to pay down obligations under the company's (a) senior term facility with Wells Fargo, Century, Inc.; (b) mortgage on its Missouri manufacturing and distribution facility; and (c) amounts outstanding under the factoring agreement with Wells Fargo. The company intends to apply the balance of the net proceeds, if any, for working capital and general corporate purposes.
The company will not receive any proceeds from the sale of shares by the selling stockholders.

Piper Jaffray & Co. will be sole book-running manager for the offering. When available, copies of the prospectus may be obtained from the Prospectus
Department at Piper Jaffray & Co., 800 Nicollet Mall, Minneapolis, MN 55402.

A registration statement relating to these securities has been filed with the
Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Everlast Worldwide Inc.

Everlast Worldwide Inc. is a leading designer, manufacturer and marketer of boxing and fitness related sporting goods equipment under the well-recognized
Everlast brand name and a worldwide licensor of the Everlast brand for apparel, footwear, sporting goods equipment and other active lifestyle products and accessories. Since 1910, Everlast has been the preeminent brand in the world of boxing and among the most recognized brands in the overall sporting goods and apparel industries. In order to capitalize on the rich heritage and authenticity of the Everlast brand, the company has extended the Everlast brand outside of the boxing ring into complementary product categories. Our strategy is to continue to leverage the unique qualities represented by the Everlast brand --
Strength, Dedication, Individuality and Authenticity -- to become a leading global athletic brand and a necessary part of the lives of consumers who train, compete and live an active lifestyle.

Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of Everlast Worldwide, Inc. and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of Everlast Worldwide with the U.S. Securities and
Exchange Commission, including the annual report on Form 10-K under the heading
"Risk Factors." Copies of these filings may be obtained by contacting Everlast
Worldwide or the SEC.

CONTACT:

Everlast Worldwide Inc.
Gary J. Dailey, 212-239-0990
Chief Financial Officer
or
Investors:
Integrated Corporate Relations
David Griffith, 203-682-8200
Senior Vice President